UNITED PANAM FINANCIAL CORP.

AMENDED AND RESTATED 1997 EMPLOYEE STOCK INCENTIVE PLAN

Section 1.    PURPOSE OF PLAN

(a) The purpose of this Amended and Restated 1997 Employee Stock Incentive Plan (“Plan”) of United PanAm Financial Corp., a California corporation (the “Company”), is to enable the Company to attract, retain and motivate its employees and consultants by providing for or increasing the proprietary interests of such employees and consultants in the Company, and to enable the Company and its subsidiaries to attract, retain and motivate nonemployee directors and further align their interests with those of the stockholders of the Company by providing for or increasing the proprietary interest of such directors in the Company.

(b) The 1997 Employee Stock Incentive Plan constituted an amendment and restatement of the 1994 Stock Option Plan (the “1994 Plan”) of Pan American Bank, FSB, and on the effective date of The 1997 Employee Stock Incentive Plan each option granted under the 1994 Plan was reconstituted as an option under The 1997 Employee Stock Incentive Plan on the same terms and conditions as set forth in the 1994 Plan or any form of stock option agreement evidencing such option under the 1994 Plan. This Plan, which amends and restates the previously amended and restated 1997 Employee Stock Incentive Plan, was adopted by the Board of Directors of the Company on May 17, 2007, and, subject to the provisions of Section 9 below, became effective as of such date.

Section 2.    PERSONS ELIGIBLE UNDER PLAN

Each of the following persons (each, a “Participant”) shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder: (1) any employee of the Company or any of its subsidiaries, including any director who is also such an employee, (2) any director of the Company or any of its subsidiaries who is not also an employee of the Company or any of its subsidiaries (a “Nonemployee Director”) and (3) any consultant of the Company or any of its subsidiaries.

Section 3.    AWARDS

(a) The Committee (as hereinafter defined), on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of (i) shares of common stock of the Company (“Common Shares”) or (ii) a Derivative Security (as such term is defined in Rule l6a-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such rule may be amended from time to time) with an exercise or conversion privilege at a price related to the Common Shares or with a value derived from the value of the Common Shares. The entering into of any such arrangement is referred to herein as the “grant” of an “Award.”

(b) Awards are not restricted to any specific form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

(c) Awards may be issued, and Common Shares may be issued pursuant to an Award, for any lawful consideration as determined by the Committee, including, without limitation, services rendered by the recipient of such Award.

(d) Subject to the provisions of this Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things

(i) a provision permitting the recipient of such Award, including any recipient who is a director or officer of the Company, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, in whole or in part, by any one or more of the following:

(A) the delivery of cash;

(B) the delivery of other property deemed acceptable by Committee;

(C) the delivery of previously owned shares of capital stock of the Company (including “pyramiding”) or other property, or

(D) a reduction in the amount of Common Shares or other property otherwise issuable pursuant to such Award.

(ii) a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including, without limitation, a change of control of the Company (as defined by the Committee), as acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 7 hereof, or

(iii) a provision required in order for such Award to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (an “Incentive Stock Option”); provided, however that no Award issued to any consultant or any Nonemployee Director may qualify as an Incentive Stock Option.

(e) Neither an Award nor any interest therein may be sold, assigned, transferred, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner other than by will or the laws of descent and distribution. Notwithstanding the foregoing, a Participant may, in a manner specified by the Committee, (a) transfer any Award other than an Incentive Stock Option to the Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights and (b) transfer any Award other than an Incentive Stock Option by bona fide gift and not for any consideration to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family or (iv) a foundation in which the Participant and/or member(s) of the Participant’s immediate family control the management of the foundation’s assets.

(f) All certificates evidencing Awards or Common Shares issued pursuant thereto shall bear any legend determined by the Board or the Committee to be necessary or appropriate.

Section 4.    STOCK SUBJECT TO PLAN

(a) At any time, the aggregate number of Common Shares issued and issuable pursuant to all Awards (including all Incentive Stock Options) granted under this Plan (including all Common Shares issued and issuable pursuant to all Awards granted under the 1994 Plan and this Plan prior to May 17, 2007) shall not exceed 8,500,000 subject to adjustment as provided in Section 7 hereof. In the case of stock options and stock appreciation rights, the maximum number of Common Shares with respect to which options or rights may be granted to any person during a calendar year shall be 1,000,000 shares.

(b) For purposes of Section 4(a) hereof, the aggregate number of Common Shares issued and issuable pursuant to Awards granted under this Plan shall at any time be deemed to be equal to the sum of the following:

(i) the number of Common Shares that were issued prior to such time pursuant to Awards granted under this Plan, other than Common Shares that were subsequently reacquired by the Company pursuant to the terns and conditions of such Awards and with respect to which the holder thereof received no benefits of ownership such as dividends; plus

(ii) the number of Common Shares that were otherwise issuable prior to such time pursuant to Awards granted under this Plan, but that were withheld by the Company as payment of the purchase price of the Common Shares issued pursuant to such Awards; plus

(iii) the maximum number of Common Shares that are or may be issuable at or after such time pursuant to Awards granted under this Plan prior to such time.

Section 5.    DURATION OF PLAN

No Awards shall be made under this Plan after May 16, 2017. Although Common Shares may be issued after May 16, 2017 pursuant to Awards made prior to such date, no Common Shares shall be issued under this Plan after May 16, 2027.

Section 6.    ADMINISTRATION OF PLAN

(a) This Plan shall be administered by a committee (the “Committee”) of the Board of Directors of the Company (the “Board”) consisting of two or more directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended; and who otherwise comply with the requirements of Rule 16b-3; provided, however, that before the registration of the Common Shares under Section 12 of the Exchange Act, grants of Awards may, in the absence of action of the Committee, be made by the entire Board.

(b) Subject to the provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

(i) adopt, amend and rescind rules and regulations relating to this Plan;

(ii) determine which persons are Participants and to which of such Participants, if any, Awards shall be granted hereunder;

(iii) grant Awards to Participants and determine the terms and conditions thereof including the number of Common Shares issuable pursuant thereto;

(iv) determine whether, and the extent to which adjustments are required pursuant to Section 7 hereof;

(v) interpret and construe this Plan and the tenors and conditions of any Award granted hereunder; and

(vi) certify in writing prior to payment of compensation that the performance goals and any other material terms of any Award were in fact satisfied. For this purpose, approved minutes of the Committee meeting in which the certification is made are treated as a written certification.

Section 7.    ADJUSTMENTS

If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in (i) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Awards theretofore granted under this Plan and (ii) the maximum number and type of shares or other securities that may be issued pursuant to Awards thereafter granted under this Plan.

Section 8.    AMENDMENT AND TERMINATION OF PLAN

The Board may amend or terminate this Plan at any time and in any manner, provided that no such amendment or termination shall deprive the recipient of any Award theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder with respect thereto.

Section 9.    EFFECTIVE DATE OF PLAN

This Plan shall be effective as of May 17, 2007, the date upon which it was approved by the Board; provided, however that no Common Shares maybe issued under this Plan until it has been approved, directly or indirectly, by the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of California.

Section 10.    GOVERNING LAW

This Plan and any Award granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California without reference to choice or conflict of law principals.